Exhibit 99.3

Title: The Bruton’s Tyrosine Kinase (Btk) Inhibitor PCI-32765 Modulates Chronic Active BCR Signaling and Induces Tumor Regression in Relapsed/Refractory ABC DLBCL (ASH 2011 Annual Meeting Abstract #2716)

Louis M. Staudt1, Kieron Dunleavy1, Joseph Buggy2, Eric Hedrick2, Nicole Lucas1, Stefania Pittaluga1, Sameer Jhavar1, Roland Schmitz1, Mickey Williams1, Jason Lih1, Elaine S. Jaffe1, and Wyndham H. Wilson1

1National Cancer Institute, Bethesda, MD; 2Pharmacyclics, Inc., Sunnyvale, CA

Background: Btk is a tyrosine kinase involved in B cell receptor (BCR) signal transduction. Recent studies indicate that chronic active BCR signaling is a pathogenic mechanism in ABC DLBCL and this chronic activation engages the classic NF-κB pathway. Mutations in the BCR pathway (CD79 A/B and CARD11) and toll like receptor (TLR) pathway (MYD88) lead to constitutive NF-κB activation in ABC DLBCL. PCI- 32765 kills ABC DLBCL cell lines with constitutive BCR signaling but has no effect on ABC and GBC DLBCL cell lines that do not rely on constitutive BCR signaling. PCI- 32765 is an oral, well-tolerated and irreversible inhibitor of Btk.

Study Design: Patients with relapsed/refractory ABC DLBCL received PCI-32765 at a fixed dose of 560 mg po once daily x 35 days (1 cycle). Patients underwent CT and FDG-PET scanning pretreatment and every 2 cycles. Where possible, pre-treatment and 48-hour post-treatment tumor biopsies were performed for gene expression profiling (GEP) and mutational analysis of CD79A/B, CARD11 and MYD88.

Results: Eight of 15 planned patients are enrolled. Characteristics include median (range) age 54 (40-79); LDH > normal limits (63%); any extranodal site (75%) and stage 4 disease (63%). IPI distribution was 0-2 (25%) and 3-5 (75%). Patients received a median (range) of 3 (1-6) prior chemotherapy regimens. Best response by IWG criteria include CR: 2 (25%) for 11+ and 5 months; SD (stable disease) 3 (37%) for 4, 2 and 2 months; and PD (progressive disease) 3 (38%). One patient with who achieved SD was primary refractory and achieved a 25% tumor reduction with PCI-32765 and currently is in CR following allogeneic BMT. PCI-32765 was well-tolerated without significant side effects. Toxicities that are possibly related to PCI-32765 include diarrhea (grade 1) in 2 patients, nausea (grade 1) in 2 patient and fatigue (grades 1-2) in 4 patients. 4CD79B mutations were uncovered in two patients, the SD who achieved a 25% tumor response and one who achieved CR. Of note, the other patient who achieved CR did not have the CD79B mutation, suggesting that chronic active BCR signaling may occur in the absence of this mutation. None of the patients had MYD88 or CARD11 mutations. Comparison of the pre-treatment and on-treatment biopsy samples by gene expression profiling was completed on 6 patients (1 CR and 5 SD/PD). Gene expression signatures reflecting tumor infiltrating immune cells, including CD8+ T cells and macrophages, were diminished by PCI-32765 treatment in one patient in CR and the one patient in SD who achieved a 25% tumor reduction, but not in the others. One hypothesis to explain this observation would be cytokine modulation since chronic active BCR signaling activates the NF- κB pathway, thereby promoting secretion of IL-6, IL-10 and multiple chemokines. Interestingly, PCI-32765 has been reported to down regulate cytokines including IL-6 in effector cells in a murine model of immunecomplex disease (Chang et al. Arthritis Research and Therapy. In Press). In these same two cases, PCI-32765 treatment lowered the expression of a gene expression signature of type I interferon responses, suggesting a crosstalk between chronic active BCR signaling and the TLR/MYD88 pathway, which promotes type I interferon signaling in ABC DLBCL.

Conclusions: The Btk inhibitor PCI-32765 has clinical activity in relapsed/refractory ABC DLBCL and modulates chronic active BCR signaling in responders. Thus, chronic active BCR signaling is a tractable therapeutic target in ABC DLBCL.